EXHIBIT 99.2

Connecticut Natural Gas Corporation
Financial Statements
For the period November 17, 2010 to December 31, 2010 (Successor), the period January 1, 2010 to November 16, 2010 (Predecessor), and the
Year Ended December 31, 2009 (Predecessor)

Connecticut Natural Gas Corporation

Index

 Page(s)
Financial Statements:

Report of Independent Auditors
Statements of Operations (1)	1
Statements of Comprehensive Income (1)	1
Balance Sheets at December 31, 2010 (Successor) and 2009 (Predecessor)	2 – 3
Statements of Cash Flows (1)	4
Statements of Changes in Common Stock Equity (1)	5
Notes to Financial Statements	6 – 32

(1) For the period November 17, 2010 to December 31, 2010 (Successor), the period January 1, 2010 to November 16, 2010 (Predecessor), and the Year Ended December 31, 2009 (Predecessor)

pwc

Report of Independent Auditors

To the Shareholder and Board of Directors
of Connecticut Natural Gas Corporation:

In our opinion, the accompanying balance sheet and the related statements of operations, of comprehensive income, of cash flows, and of changes in common stock equity present fairly, in all material respects, the financial position of Connecticut Natural Gas Corporation at December 31, 2009 and the results of its operations and its cash flows for the period January 1, 2010 to November 16, 2010 and the year ended December 31, 2009 (the "predecessor periods") in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

March 31, 2011

PricewaterhouseCoopers LLP, Two Commerce Square, Suite 1700, 2001 Market Street, Philadelphia, PA 19103-7042
T: (267) 330 3000, F: (267) 330-3300, www.pwc.com/us

Report of Independent Auditors

To the Shareholder and Board of Directors
of Connecticut Natural Gas Corporation:

In our opinion, the accompanying balance sheet and the related statements of operations, of comprehensive income, of cash flows, and of changes in common stock equity present fairly, in all material respects, the financial position of Connecticut Natural Gas Corporation at December 31, 2010 and the results of its operations and its cash flows for the period from November 17, 2010 to December 31, 2010 (the "successor period") in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

March 31, 2011

PricewaterhouseCoopers LLP, 300 Atlantic Street, Stamford, CT 06901
T: (203) 539 3000, F: (813) 207 3999, www.pwc.com/

Connecticut Natural Gas Corporation
Statements of Operations (1)

	Successor		Predecessor
	Period November 17, to December 31, 2010	Period January 1, to November 16, 2010	Year Ended December 31, 2009
(Thousands)
Operating Revenues
Sales and services	$64,227	$296,058	$351,214
Operating Expenses
Natural gas purchased	40,180	181,030	210,804
Other operating expenses	5,738	47,843	72,011
Maintenance	1,131	6,810	7,635
Goodwill impairment	-	90,923	-
Depreciation and amortization	2,843	21,066	22,441
Other taxes	3,591	18,012	22,328
Total Operating Expenses	53,483	365,684	335,219
Operating Income (Loss)	10,744	(69,626)	15,995
Other (Income)	(345)	(4,928)	(2,657)
Other Deductions	208	450	837
Interest Charges, Net	1,553	10,579	12,578
Income (Loss) Before Income Taxes	9,328	(75,727)	5,237
Income Taxes	3,457	4,349	1,507
Net Income (Loss)	5,871	(80,076)	3,730
Less: Preferred Stock Dividends	3	49	39
Earnings (Loss) Available for Common Stock	$5,868	$(80,125)	$3,691
The accompanying notes are an integral part of our financial statements.

Connecticut Natural Gas Corporation
Statements of Comprehensive Income (1)

	Successor		Predecessor
	Period November 17, to December 31, 2010	Period January 1, to November 16, 2010	Year Ended December 31, 2009
(Thousands)
Net Income (Loss)	$5,871	$(80,076)	$3,730
Other Comprehensive Income (Loss), Net of Tax	17	(11)	1,064
Comprehensive Income (Loss)	$5,888	$(80,087)	$4,794
The accompanying notes are an integral part of our financial statements.

(1) For the period November 17, 2010 to December 31, 2010 (Successor), the period January 1, 2010 to November 16, 2010 (Predecessor), and the Year Ended December 31, 2009 (Predecessor)

Connecticut Natural Gas Corporation
Balance Sheets

	Successor	Predecessor
December 31,	2010	2009
(Thousands)
Assets
Current Assets
Cash and cash equivalents	$49,520	$1,747
Accounts receivable and unbilled revenues, net	70,881	66,369
Accounts receivable from affiliate	964	637
Natural gas in storage, at average cost	54,630	69,551
Deferred income taxes	1,625	-
Prepayments and other current assets	6,463	27,600
Total Current Assets	184,083	165,904
Utility Plant, at Original Cost
Natural gas	634,481	629,365
Less accumulated depreciation	216,886	212,446
Net Utility Plant in Service	417,595	416,919
Construction work in progress	428	502
Total Utility Plant	418,023	417,421
Other Property and Investments	1,920	6,525
Regulatory and Other Assets
Regulatory assets
Unfunded future income taxes	3,958	6,384
Deferred income taxes	5,859	7,947
Deferred purchased gas costs	8,408	15,623
Pension and other postretirement benefits	79,895	87,715
Other	56,372	38,529
Total regulatory assets	154,492	156,198
Other assets
Goodwill	115,068	218,630
Other	2,750	4,427
Total other assets	117,818	223,057
Total Regulatory and Other Assets	272,310	379,255
Total Assets	$876,336	$969,105
The accompanying notes are an integral part of our financial statements.

Connecticut Natural Gas Corporation
Balance Sheets

	Successor	Predecessor
December 31,	2010	2009
(Thousands, except shares)
Liabilities
Current Liabilities
Current portion of long-term debt	$3,915	-
Accounts payable and accrued liabilities	8,252	$3,761
Account payable, natural gas purchased	30,623	31,852
Accounts payable to affiliates	1,161	1,389
Interest accrued	2,738	2,634
Taxes accrued	9,462	8,515
Other	12,781	13,332
Total Current Liabilities	68,932	61,483
Regulatory and Other Liabilities
Regulatory liabilities
Pension and other postretirement benefits	10,404	12,333
Accrued removal obligations	112,548	108,155
Other	26,573	37,546
Total regulatory liabilities	149,525	158,034
Other liabilities
Deferred income taxes	13,862	89,733
Pension and other postretirement benefits	77,886	83,369
Asset retirement obligations	6,769	6,921
Other	4,862	8,641
Total other liabilities	103,379	188,664
Total Regulatory and Other Liabilities	252,904	346,698
Long-term debt	163,805	150,000
Total Liabilities	485,641	558,181
Commitments and Contingencies
Preferred Stock
Preferred stock	750	750
Common Stock Equity Common stock ($3.125 par value, 20,000,000 shares authorized, 10,634,436 shares outstanding for 2010 and 2009)	33,233	33,233
Capital in excess of par value	350,827	335,814
Retained earnings	5,868	41,526
Accumulated other comprehensive income (loss)	17	(399)
Total Common Stock Equity	389,945	410,174
Total Liabilities and Equity	$876,336	$969,105
The accompanying notes are an integral part of our financial statements.

Connecticut Natural Gas Corporation
Statements of Cash Flows

	Successor	Predecessor
	Period November 17, to December 31, 2010	Period January 1, to November 16, 2010	Year Ended December 31, 2009
(Thousands)
Operating Activities
Net income (loss)	$5,871	$(80,076)	$3,730
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	3,316	21,650	23,389
Amortization of regulatory and other assets and liabilities, net	(2,508)	(7,277)	(20,837)
Deferred income taxes and investment tax credits, net	1,598	(388)	20,034
Pension expense	312	5,998	4,955
Goodwill impairment	-	90,923	-
Changes in current operating assets and liabilities
Accounts receivable and unbilled revenues, net	(24,150)	19,312	31,827
Inventory	11,746	2,967	37,534
Prepayments and other current assets	800	(1,271)	(1,522)
Accounts payable and accrued liabilities	3,950	(1,140)	(22,927)
Interest accrued	726	(622)	(55)
Taxes accrued	5,527	16,092	(23,589)
Other current liabilities	(1,447)	1,940	1,874
Changes in other assets	(7,464)	(5,758)	(10,728)
Changes in other liabilities
Nonfirm margin sharing	966	4,848	15,839
Other	2,539	6,629	2,364
Net Cash Provided by Operating Activities	1,782	73,827	61,888
Investing Activities
Utility plant additions	(2,053)	(18,717)	(16,909)
Investments, net	-	3,986	10,434
Net Cash Used in Investing Activities	(2,053)	(14,731)	(6,475)
Financing Activities
Long-term note issuance	-	-	20,000
Notes payable three months or less, net	-	-	(67,650)
Dividends paid on common and preferred stocks	(3)	(11,049)	(11,039)
Net Cash Used in Financing Activities	(3)	(11,049)	(58,689)
Net (Decrease) Increase in Cash and Cash Equivalents	(274)	48,047	(3,276)
Cash and Cash Equivalents, Beginning of Period	49,794	1,747	5,023
Cash and Cash Equivalents, End of Period	$49,520	$49,794	$1,747
The accompanying notes are an integral part of our financial statements.

Connecticut Natural Gas Corporation
Statements of Changes in Common Stock Equity (Predecessor)

(Thousands, except shares)	Common Stock Outstanding $3.125 Par Value		Capital in Excess of	Retained Earnings	Accumulated Other Comprehensive
	Shares	Amount	Par Value	(Deficit)	Income (Loss)	Total
Balance, January 1, 2009	10,634,436	$33,233	$335,814	$48,835	$(1,463)	$416,419
Net income				3,730		3,730
Other comprehensive income, net of tax					1,064	1,064
Comprehensive income						4,794
Dividends – common stock				(11,000)		(11,000)
Dividends – preferred stock				(39)		(39)
Balance, December 31, 2009	10,634,436	33,233	335,814	41,526	(399)	410,174
Net (loss)				(80,076)		(80,076)
Other comprehensive income, net of tax					(11)	(11)
Comprehensive income						(80,087)
Dividends – common stock				(11,000)		(11,000)
Dividends – preferred stock				(49)		(49)
Balance, November 16, 2010	10,634,436	$33,233	$335,814	$(49,599)	$(410)	$319,038
The accompanying notes are an integral part of our financial statements.

(Successor)

(Thousands, except shares)	Common Stock Outstanding $3.125 Par Value		Capital in Excess of	Retained	Accumulated Other Comprehensive
	Shares	Amount	Par Value	Earnings	(Loss) Income	Total
Balance, November 17, 2010	10,634,436	$33,233	$350,827	-	-	$384,060
Net income				$5,871		5,871
Other comprehensive income, net of tax					17	17
Comprehensive income						5,888
Dividends – preferred stock				(3)		(3)
Balance, December 31, 2010	10,634,436	$33,233	$350,827	$5,868	$17	$389,945
The accompanying notes are an integral part of our financial statements.

Notes to Financial Statements

Connecticut Natural Gas Corporation

Note 1. Significant Accounting Policies

Background: Connecticut Natural Gas Corporation (CNG, the company, we, our, us) conducts natural gas transportation and distribution operations in Connecticut serving approximately 155,000 customers in its service territory of approximately 575 square miles with a population of approximately 706,000, principally in the greater Hartford-New Britain area and Greenwich.

CNG is the principal operating utility of CTG Resources, Inc. (CTG), a wholly-owned subsidiary of UIL Holdings Corporation (UIL Holdings). On November 17, 2010, UIL Holdings purchased CTG from Iberdrola USA, Inc. (Iberdrola USA) a wholly-owned subsidiary of Iberdrola S.A. (Iberdrola), a corporation organized under the laws of the Kingdom of Spain. We operate under the authority of the Connecticut Department of Public Utility Control (DPUC) in Connecticut and are also subject to regulation by the Federal Energy Regulatory Commission (FERC).

We have evaluated events or transactions that occurred after December 31, 2010, for inclusion in these financial statements through March 31, 2011, which is the date these financial statements were available to be issued.

During the preparation of our 2010 financial statements, management determined that our previously issued financial statements for the year ended December 31, 2009, included errors related to the recording of certain adjustments including (1) the overstatement of unbilled revenues and accounts receivable in the amount of approximately $1.4 million and (2) the overstatement of regulatory assets and the understatement of expense in the amount of approximately $984,000.  Management has concluded that these errors did not have a material impact on the financial statements for the year ended December 31, 2009, and therefore the corrections were recorded within financial statements for the predecessor period ended November 16, 2010.

If the financial statements for 2009 were revised to reflect the errors including the two identified items above, income before income taxes for the year ended December 31, 2009, would have been decreased to approximately $4,089,000 and net income would have been decreased to approximately $2,808,000.

Accounts receivable: Accounts receivable include unbilled revenues of $19 million at December 31, 2010, and $20 million at December 31, 2009, and are shown net of an allowance for doubtful accounts of $4 million at December 31, 2010, and $3 million December 31, 2009. Accounts receivable do not bear interest, although late fees may be assessed. Bad debt expense for the predecessor period was $12 million for January 1, to November 16, 2010, $8 million for the successor period November 17, to December 31, 2010, and $11 million for 2009.

Unbilled revenues represent estimates of receivables for energy provided but not yet billed. The estimates are determined based on various assumptions, such as current month energy load requirements, billing rates by customer classification and delivery loss factors. Changes in those assumptions could significantly affect the estimates of unbilled revenues.

The allowance for doubtful accounts is our best estimate of the amount of probable credit losses in our existing accounts receivable, determined based on experience and other economic data. Each month we review our allowance for doubtful accounts and past due accounts over 90 days and/or above a specified amount, and review all other balances on a pooled basis by age and type of receivable. When we believe that a receivable will not be recovered, we charge off the account balance against the allowance. Changes in assumptions about input factors and

Notes to Financial Statements

Connecticut Natural Gas Corporation

customer receivables, which are inherently uncertain and susceptible to change from period to period, could significantly affect the allowance for doubtful accounts estimates. During the predecessor period January 1 to November 16, 2010, we recorded an increase in the allowance for doubtful accounts of $1 million because we no longer consider customer security deposits when we determine the amount of our allowance for doubtful accounts.

Asset retirement obligations: We record the fair value of the liability for an asset retirement obligation (ARO) and/or a conditional ARO in the period in which it is incurred and capitalize the cost by increasing the carrying amount of the related long-lived asset. We adjust the liability to its present value periodically over time, and depreciate the capitalized cost over the useful life of the related asset. Upon settlement we will either settle the obligation at its recorded amount or incur a gain or a loss. We defer any timing differences between rate recovery and depreciation expense as either a regulatory asset or a regulatory liability.

The term conditional ARO refers to an entity’s legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. If an entity has sufficient information to reasonably estimate the fair value of the liability for a conditional ARO, it must recognize that liability at the time the liability is incurred.

Our ARO, including our estimated conditional ARO, was $7 million at December 31, 2010 and 2009. The ARO consists primarily of obligations related to removal or retirement of: asbestos, PCB-contaminated equipment, gas pipeline and cast iron gas mains. The long-lived assets associated with our AROs are gas storage property, distribution property and other property.

Accrued removal obligations: We meet the requirements concerning accounting for regulated operations, and recognize a regulatory liability, for financial reporting purposes only, for the difference between removal costs collected in rates and actual costs incurred. We classify those amounts as accrued removal obligations.

Statements of cash flows: We consider all highly liquid investments with a maturity date of three months or less when acquired to be cash equivalents and those investments are included in cash and cash equivalents.

	Successor		Predecessor
Supplemental Disclosure of Cash Flows Information	Period November 17, to December 31, 2010	Period January 1, to November 16, 2010	Year Ended December 31, 2009
(Thousands)
Cash paid (received) during the period:
Interest, net of amounts capitalized	$779	$10,732	$10,505
Income taxes, net of cash paid	-	$(16,158)	$3,342

We have decreased utility plant additions by $224 thousand for amounts payable as of December 31, 2010.

Depreciation and amortization: We determine depreciation expense using the straight-line method, based on the average service lives of groups of depreciable property, which include estimated cost of removal. The weighted-average service lives of certain classifications of property are: gas production property – 35 years, gas storage property – 80 years, distribution property – 53 years, and other property – 33 years. Our depreciation accruals were equivalent to 4% of average depreciable property for 2010 and 2009.

Notes to Financial Statements

Connecticut Natural Gas Corporation

We charge repairs and minor replacements to operating expense, and capitalize renewals and betterments, including certain indirect costs. We charge the original cost of utility plant retired or otherwise disposed of to accumulated depreciation.

Goodwill: We perform an annual goodwill impairment test during the third quarter each year. We update the test between annual tests if events or circumstances occur that would more likely than not reduce the fair value of a reporting unit below its carrying value. The annual analysis of a potential impairment of goodwill requires a two step process. Step one of the impairment test involves comparing the fair value of a reporting unit with its carrying value, including goodwill. If the carrying value of a reporting unit exceeds its fair value, step two must be performed to determine the amount, if any, of goodwill impairment loss. If the carrying value is less than the fair value, further testing for goodwill impairment is not performed.

Step two of the goodwill impairment test involves comparing the implied fair value of the reporting unit’s goodwill against the carrying value of the goodwill. Under step two, determining the implied fair value of goodwill requires the valuation of a reporting unit’s identifiable tangible and intangible assets and liabilities as if the reporting unit had been acquired in a business combination on the testing date. The difference between the fair value of the entire reporting unit as determined in step one and the net fair value of all identifiable assets and liabilities represents the implied fair value of goodwill. A goodwill impairment charge, if any, would be the difference between the carrying amount of goodwill and the implied fair value of goodwill upon the completion of step two.

In performing the annual impairment test, for purposes of the step one analysis, we base the determination of the fair value of its reporting units on the income approach, which estimates fair value based on discounted future cash flows. Based on the completion of step one of the annual impairment analysis, management determined that the fair value of CNG was greater than its carrying value in 2009.

We may be required to recognize an impairment of goodwill in the future due to market conditions or other factors related to our performance. Those market events could include a decline in the forecasted results in our business plan, significant adverse rate case results, changes in capital investment budgets or changes in interest rates that could permanently impair the fair value of a reporting unit. Recognition of impairments of a significant portion of goodwill would negatively affect our reported results of operations and total capitalization, the effect of which could be material and could make it more difficult to maintain our credit ratings, secure financing on attractive terms, maintain compliance with debt covenants and meet expectations of our regulators.

As a result of Iberdrola USA’s decision in May 2010 to sell CNG we updated our impairment test of goodwill in accordance with the two step process described above. We determined that the carrying value of CNG exceeded the purchase price agreed to by UIL Holdings, resulting in a goodwill impairment of $91 million. (See Note 2.)

New accounting standards adopted: We have adopted new accounting standards issued by the Financial Accounting Standards Board (FASB) as explained below.

Fair value measurements: The FASB has issued a number of new standards related to fair value measurements. In April 2009 the FASB issued two new standards related to fair value measurements, which we began applying effective April 1, 2009:

Notes to Financial Statements

Connecticut Natural Gas Corporation

•
One of the new standards provides guidance for determining fair value when the volume and level of activity for an asset or liability have significantly decreased and for identifying transactions that are not orderly. It provides additional guidance to entities for estimating fair value in accordance with existing requirements when the volume and level of activity for an asset or a liability has significantly decreased. Even in those circumstances, and without considering the valuation technique(s) used, the intention of fair value measurement does not change. The new standard also provides guidance for identifying circumstances that indicate a transaction is not orderly. In addition, it amends the disclosures in connection with fair value measurements to require disclosure in interim and annual periods about the inputs and valuation techniques used to measure fair value as well as a discussion of any changes in them during the period; and to require disclosures concerning debt and equity securities according to major security types.

•
The other new standard provides amended guidance concerning the recognition and presentation of other-than-temporary impairments. It amends the guidance in U.S. generally accepted accounting principles for other-than-temporary impairment of debt securities (but not equity securities) to make it more operational and to improve the financial statement presentation and disclosure of other-than-temporary impairments on debt and equity securities.

In August 2009 the FASB issued an accounting standards update to provide amended guidance concerning the fair value measurement of liabilities. The key provisions of the amendments include clarification about valuation techniques that are to be used in circumstances in which a quoted price in an active market for the identical liability is not available and that a reporting entity is not to include a separate input or adjustments to other inputs to reflect the existence of a restriction that prevents the transfer of a liability. The amended guidance is effective for an entity’s first reporting period (including interim periods) beginning after issuance of the update. We initially began applying the guidance effective October 1, 2009.

In January 2010 the FASB issued amendments to improve disclosures about fair value measurements. New disclosures that are or will be required include: 1) details of transfers in and out of Level 1 and Level 2 of the fair value measurement hierarchy, and 2) gross presentation of roll forward activity within Level 3 – separate presentation of information about purchases, sales, issuances and settlements. Entities will also have to provide fair value measurement disclosures for each class of assets and liabilities, as well as disclosures about inputs and valuation techniques for both recurring and nonrecurring Level 2 and Level 3 fair value measurements. The amendments are effective for interim and annual reporting periods beginning after December 15, 2009, except that the disclosures about Level 3 roll forward activity are effective for fiscal years beginning after December 15, 2010, and interim periods within those fiscal years.

Our adoption of the new standards related to fair value measurements had no effect on our financial position, results of operation or cash flows. Our adoption of the amendments concerning Level 3 roll forward activity effective for fiscal years beginning on or after January 1, 2011, and interim periods within those fiscal years, will not affect our results of operation, financial position or cash flows.

Notes to Financial Statements

Connecticut Natural Gas Corporation

Other (Income) and Other Deductions:

	Successor		Predecessor
	Period November 17, to December 31, 2010	Period January 1, to November 16, 2010	Year Ended December 31, 2009
(Thousands)
Interest and dividend income	$(46)	$(64)	$(335)
Carrying costs on regulatory assets	(298)	(1,485)	(1,104)
Life insurance	-	(252)	(1,210)
Gain on energy risk contracts	-	(3,000)	-
Miscellaneous	(1)	(127)	(8)
Total other (income)	$(345)	$(4,928)	$(2,657)
Civic donations	$30	$53	$87
Losses on energy risk contracts	132	298	443
Miscellaneous	46	99	307
Total other deductions	$208	$450	$837

Regulatory assets and liabilities: We currently meet the requirements concerning accounting for regulated operations for our natural gas operations in Connecticut; however, we cannot predict what effect the competitive market or future actions of regulatory entities would have on our ability to continue to do so. If we were to no longer meet the requirements concerning accounting for regulated operations for all or a separable part of our regulated operations, we may have to record certain regulatory assets and regulatory liabilities as an expense or as revenue, or include them in accumulated other comprehensive income.

Pursuant to the requirements concerning accounting for regulated operations we capitalize, as regulatory assets, incurred and accrued costs that are probable of recovery in future natural gas rates. Substantially all regulatory assets for which funds have been expended are either included in rate base or are accruing carrying costs. We also record, as regulatory liabilities, obligations to refund previously collected revenue or to spend revenue collected from customers on future costs.

Unfunded future income taxes and deferred income taxes are amortized as the related temporary differences reverse. Other regulatory assets and other regulatory liabilities are amortized over various periods in accordance with our current rate plan. Amortization of total regulatory liabilities net of amortization of total regulatory assets was $3 million for the successor period November 17, to December 31, 2010, and for the predecessor periods was $7 million for January 1, to November 16, 2010, and $21 million for 2009.

Notes to Financial Statements

Connecticut Natural Gas Corporation

Other regulatory assets and other regulatory liabilities consisted of:

	Successor	Predecessor
December 31,	2010	2009
(Thousands)
Postretirement cost	$7,868	$8,839
Low-income program	14,768	16,826
Premium on debt	17,720	-
Other	16,016	12,864
Total other regulatory assets	$56,372	$38,529
Nonfirm margin sharing	$8,217	$12,478
Asset retirement obligations	5,698	5,137
Pension	7,717	5,787
Deferred gas cost	540	6,408
Tennessee gas pipeline settlement	2,474	2,889
Other	1,927	4,847
Total other regulatory liabilities	$26,573	$37,546

Related party transactions: Iberdrola USA Management Corporation provided various administrative and management services to Iberdrola USA's operating utilities, including CNG, pursuant to service agreements. The cost of those services is allocated in accordance with methodologies set forth in the service agreements. The cost allocation methodologies vary depending on the type of service provided. Management believes such allocations are reasonable. The cost for services provided to CNG by Iberdrola USA Management Corporation for the predecessor periods was approximately $9 million for January 1, to November 16, 2010, and $10 million for 2009.

UIL Holdings provides various administrative and management services to its regulated subsidiaries including CNG.  The cost of services provided to CNG by UIL Holdings was approximately $0.5 million for the period November 17, to December 31, 2010.

Revenue recognition: We recognize revenues upon delivery of natural gas and gas-related products and services to our customers. Regulated natural gas operations revenues are based on rates authorized by the DPUC. We are required to provide natural gas service to residential customers within our defined service territory and are precluded by Connecticut state law from discontinuing service to hardship residential customers during a winter moratorium period (November – April).

In addition, we accrue revenue pursuant to the various regulatory provisions to record regulatory assets for revenues that will be collected in the future.

Risk management: We have a purchased gas adjustment clause that allows us to recover through rates any changes in the market price of purchased natural gas, substantially eliminating our exposure to natural gas price risk. We do not hedge the cost of natural gas for the benefit of customers.

To provide financial protection from declining natural gas sales revenues due to warmer than normal winter temperatures, CNG entered into a weather derivative contract for the winter period November 1, 2010 through April 30, 2011. The structure of the derivative contract allows for CNG to receive or requires CNG to make payments in May 2011 based on the actual Heating Degree Day variance from the purchased put option strike level and/or the written call option

Notes to Financial Statements

Connecticut Natural Gas Corporation

strike level. If the actual Heating Degree Days for the November 1, 2010 through April 30, 2011 time period are less than the put option strike level (i.e. warmer than normal temperatures), CNG will receive payment. If the actual Heating Degree Days for the November 1, 2010 through April 30, 2011 time period are more than the call option strike level (i.e. colder than normal temperatures), CNG will make payment. The value of the derivative is carried as a derivative asset on the financial books of record with changes in the value of the derivative asset recorded to the income statement as Other Income/Other Deductions. As of December 31, 2010, derivative assets totaled $347 thousand.

Taxes: We compute our income tax provision on a separate return method. The determination and allocation of our income tax provision and its components are outlined and agreed to in our tax sharing agreement with Iberdrola USA for the predecessor periods.

Deferred income taxes reflect the effect of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and the amount recognized for tax purposes. We amortize investment tax credits over the estimated lives of the related assets.

We account for sales tax collected from customers and remitted to taxing authorities on a net basis.

We classify all interest and penalties related to uncertain tax positions as income tax expense.

Use of estimates and assumptions: The preparation of our financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Significant estimates and assumptions are used for, but not limited to: (1) allowance for doubtful accounts and unbilled revenues; (2) asset impairments, including goodwill; (3) depreciable lives of assets; (4) income tax valuation allowances; (5) uncertain tax positions; (6) reserves for professional, workers’ compensation, and comprehensive general insurance liability risks; (7) contingency and litigation reserves; and (8) environmental remediation liability. Future events and their effects cannot be predicted with certainty; accordingly, our accounting estimates require the exercise of judgment. The accounting estimates used in the preparation of our financial statements will change as new events occur, as more experience is acquired, as additional information is obtained, and as our operating environment changes. We evaluate and update our assumptions and estimates on an ongoing basis and may employ outside experts to assist in our evaluations, as considered necessary. Actual results could differ from those estimates.

Note 2. Goodwill

Effective September 16, 2008, Iberdrola S.A purchased all the outstanding stock of Energy East Corporation for $28.50 per share in cash. The accounting guidance for business combinations as it relates to push down accounting is addressed in SEC Staff Accounting Bulletin No. 54, Application of "Push Down" Basis of Accounting in Financial Statements of Subsidiaries Acquired by Purchase. However, in Accounting Standards Codification (ASC) 805-50-S99, the Task Force reached a consensus that push-down accounting is not required for companies that are not SEC registrants. As such, we elected to maintain the books and records on a historical cost basis and the accompanying predecessor financial statements have not been adjusted to reflect purchase accounting by Iberdrola.

Notes to Financial Statements

Connecticut Natural Gas Corporation

We do not amortize goodwill, but test it for impairment at least annually. Impairment testing includes various assumptions, primarily the discount rate, which is based on an estimate of our marginal, weighted-average cost of capital, and forecasted cash flows. We test the reasonableness of the conclusions of our impairment testing using a range of discount rates and a range of assumptions for long-term cash flows. Iberdrola USA’s decision in May 2010 to sell CNG represented a triggering event and we immediately performed an impairment test of our goodwill in accordance with the two step process described in Note 1. We allocated $549 million of the total purchase price to CNG, including estimated working capital adjustments. We determined that the carrying value of CNG exceeded the purchase price agreed to by UIL Holdings, resulting in a goodwill impairment of $91 million.

On November 17, 2010, we recorded an adjustment to goodwill, reducing it by $13 million to reflect the fair value as a result of the purchase by UIL Holdings.

The carrying amount of goodwill as of December 31, 2010 and 2009, is shown in the following table. Goodwill was not adjusted to reflect Iberdrola’s purchase of Energy East and its subsidiaries, including SCG. Goodwill was adjusted to reflect UIL Holdings’ purchase.

	Successor		Predecessor
	Period November 17, to December 31, 2010	Period January 1, to November 16, 2010	Year Ended December 31, 2009
(Thousands)
Balance at beginning of period
Goodwill	$115,068	$218,630	$218,630
Accumulated impairment losses	-	-	-

Impairment for sale of CNG	-	(90,923)	-
Balance at end of period
Goodwill	115,068	218,630	218,630
Accumulated impairment losses	-	(90,923)	-
	$115,068	$127,707	$218,630

Note 3. Income Taxes

	Successor		Predecessor
	Period November 17, to December 31, 2010	Period January 1, to November 16, 2010	Year Ended December 31, 2009
(Thousands)
Current
Federal	$1,301	$3,652	$(14,304)
State	558	1,085	(4,223)
Current taxes charged to expense	1,859	4,737	(18,527)
Deferred
Federal	1,559	71	16,830
State	39	(265)	3,425
Deferred taxes charged to expense	1,598	(194)	20,255
Investment tax credit amortization	-	(194)	(221)
Total	$3,457	$4,349	$1,507

Notes to Financial Statements

Connecticut Natural Gas Corporation

The significant increase in current income tax expense in 2010 compared to 2009 is driven primarily by the effect of filing our 2008 federal and state income tax returns in September 2009. Those filings included a significant one-time tax deduction related to previously capitalized repair costs. The one-time deduction is a temporary difference between book and tax expense and requires normalization, resulting in an offsetting deferred tax expense and is the primary driver of the significant decrease in deferred income tax expense in 2010 as compared to 2009

Our tax expense differed from the expense at the statutory rate of 35% due to the following:

	Successor	Predecessor
	Period November 17, to December 31, 2010	Period January 1, to November 16, 2010	Year Ended December 31, 2009
(Thousands)
Tax expense at statutory rate	$3,265	$(26,504)	$1,833
Depreciation and amortization not normalized	(111)	1,379	1,891
Investment tax credit amortization		(194)	(221)
Removal costs	(79)	(483)	(793)
Medicare subsidy	(13)	(97)	(120)
Goodwill	-	31,623	-
Tax return and audit adjustments	-	(1,165)	(45)
State taxes, net of federal benefit	388	533	(519)
Other, net	7	(743)	(519)
Total	$3,457	$4,349	$1,507

Income taxes were $.2 million more than the federal statutory rate of 35% in the successor period 2010, $31.1 million more in the predecessor period 2010 and $.3 million less in 2009.  The successor 2010 effective tax rate was higher than statutory primarily due to recurring flow-through impacts.  The predecessor 2010 effective tax rate was higher than the statutory rate primarily due to goodwill impairment.  The 2009 effective tax rate was lower than the statutory rate primarily due to recurring flow-through impacts including book tax depreciation offset by removal costs.

Notes to Financial Statements

Connecticut Natural Gas Corporation

Our deferred tax assets and liabilities consisted of:

	Successor	Predecessor
December 31,	2010	2009
(Thousands)
Current Deferred Income Tax Assets (Liabilities)	$1,625	$(344)
Noncurrent Deferred Income Tax Liabilities (Assets)
Property related	$(3,538)	$80,876
Unfunded future income taxes	1,578	2,546
Accumulated deferred investment tax credits	-	280
Pension	2,323	3,484
Other postretirement benefits	(5,085)	(5,311)
Deferred natural gas costs	(689)	(273)
Hardship programs	5,889	6,709
Nonfirm margin sharing	(3,276)	(4,976)
Rate case	2,953	1,570
Other	7,848	(3,119)
Total Noncurrent Deferred Income Tax Liabilities	8,003	81,786
Less amounts classified as regulatory assets
Deferred income taxes	(5,859)	(7,947)
Noncurrent Deferred Income Tax Liabilities	$13,862	$89,733

Deferred tax assets	$14,213	$13,679
Deferred tax liabilities	20,591	95,809
Net Accumulated Deferred Income Tax Liabilities	$6,378	$82,130

We have no federal tax credit or loss carryforwards and no valuation allowances.

Reconciliation of Gross Income Tax Reserves	2010	2009
(Thousands)
Balance as of January 1	$2,567	-
Increases for tax positions related to prior years	-	$2,567
Decrease due to purchase by UIL Holdings	(2,567)	-
Balance as of December 31	-	$2,567

There were no gross unrecognized tax benefits as of December 31, 2010.  Gross income tax reserves decreased $2.6 million in 2010 primarily due to the elimination of the property related accumulated deferred income taxes in connection with the sale of CNG to UIL Holdings.

We have been audited through 2005 for federal income taxes. The statute of limitations in Connecticut has expired for all years through 2006. Our federal returns for 2006 through 2009 are currently under review. We anticipate that the reviews will be completed in 2011. We cannot predict the ultimate outcome of the reviews.

As a result of the passage of The Small Business Jobs Act in September 2010 and the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010 in December 2010, certain capital additions qualify for 50% bonus depreciation and 100% expensing, respectively, for tax purposes.  We have elected to apply the 50% bonus and 100% expensing to the additions we have determined qualify for this accelerated tax depreciation.  There is no earnings effect related to this election as the accelerated tax depreciation creates a temporary difference that requires the establishment of a deferred tax liability.

Notes to Financial Statements

Connecticut Natural Gas Corporation

Note 4. Long-term Debt

At December 31, 2010 and 2009, our long-term debt was (in thousands):

			Successor	Predecessor
	Interest Rates	Maturity	2010	2009
Medium Term Note Series A	6.85% - 9.10%	2012 - 2017	$55,000	$55,000
Medium Term Note Series B	8.12% - 8.49%	2014 - 2024	10,000	10,000
Medium Term Note Series C	5.63% - 6.66%	2035 - 2037	65,000	65,000
Medium Term Note Series D	6.50%	2013	20,000	20,000
Total medium-term notes			150,000	150,000
Unamortized premium on debt			17,720	-
			167,720	150,000
Less current portion, included in current liabilities			3,915	-
Total			$163,805	$150,000

We have no intercompany collateralizations and have no guarantees to affiliates. None of our debt obligations are guaranteed or secured by our parent or affiliates.

At November 17, 2010, we recorded $18 million of debt premiums with an offset to a regulatory asset to reflect the fair value of the debt at the time of the purchase by UIL Holdings.

At December 31, 2010, other long-term debt, including sinking fund obligations (in thousands) that will become due during the next five years is:

2011	2012	2013	2014	2015
$3,915	$8,802	$43,386	$6,924	$1,751

Note 5. Bank Loans and Other Borrowings

For the successor period we are a joint borrower with the other operating utilities under UIL Holdings in a revolving credit agreement with a group of banks named therein that will expire on November 17, 2014 (the credit facility). Our borrowing limit under the credit facility is $150 million. The credit facility permits borrowings at fluctuating interest rates and also permits borrowings for fixed periods of time specified by each borrower at fixed interest rates determined by the Eurodollar interbank market in London (LIBOR). The credit facility also permits the issuance of letters of credit of up to $50 million.

We draw on our credit facilities to finance working capital needs, to temporarily finance certain refundings and for other corporate purposes. We had no short term debt outstanding at December 31, 2010, and 2009.

Notes to Financial Statements

Connecticut Natural Gas Corporation

Note 6. Preferred Stock

At December 31, 2010 and 2009, our cumulative preferred stock was (in thousands):

	Par	Redemption	Shares
	Value	Price	Authorized and	Successor	Predecessor
Series	per Share	per Share	Outstanding(1)	2010	2009
6.00%	$100	$110.00	4,104	$410	$410
8.00% Noncallable	$3.125	-	108,706	340	340
Total				$750	$750
(1) At December 31, 2010 we had 775,609 shares of $3.125 par value preferred stock and 9,994,964 shares of $100 par value preferred stock authorized but unissued.

Note 7. Commitments and Contingencies

Lease obligations; CNG has lease arrangements for data processing equipment, office equipment, office space and land. Operating leases, which are charged to operating expense, consist principally of leases of office space and facilities, land, railroad rights of way and a wide variety of equipment. The future minimum lease payments under these operating leases are estimated to be as follows:

(In Thousands)
2011	$527
2012	546
2013	377
2014	205
2015	205
2016 - after	118
Total	$1,978

Note 8. Fair Value of Financial Instruments and Fair Value Measurements

The carrying amounts and estimated fair values of our financial instruments are shown in the following table. Carrying amounts include related debt premiums.

	Successor		Predecessor
December 31,	2010		2009
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
(Thousands)
Various medium term notes	$167,720	$168,300	$150,000	$155,942

The carrying amounts for cash and cash equivalents, accounts receivable, notes payable and interest accrued approximate their estimated fair values.

We value our medium term notes by assigning a market-based yield for each security and then deriving the price from the yield. Market-based yields are determined by observing secondary market trading levels for debt of similar maturity, rating, tax and structural characteristics.

Notes to Financial Statements

Connecticut Natural Gas Corporation

Assets and liabilities measured at fair value on a recurring basis

		Fair Value Measurements at December 31, Using
Description	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
(Thousands)
Successor 2010 Assets
Noncurrent investments available for sale	$1,920	$1,920		-
Derivatives	353	347		$6
Total	$2,273	$2,267		$6
Predecessor 2009 Assets
Noncurrent investments available for sale	$6,525	$6,525	-	-
Derivatives	287	-	-	$287
Total	$6,812	$6,525	-	$287

We had no significant transfers to or from Level 1 and 2 during the year ended December 31, 2010. Our policy is to recognize transfers in and transfers out as of the actual date of the event or change in circumstances that causes a transfer, if any.

Valuation techniques: We measure the fair value of our noncurrent investments available for sale using quoted market prices in active markets for identical assets and include the measurements in Level 1. The investments consist of a money market fund.

We determine the fair value of our fleet fuel derivatives using a proprietary calculation (unobservable to the market) and include the fair value measurements in Level 3. We determine the fair value of fleet fuel derivative contracts by comparing the initial cost of the derivative contracts to the exchange-based settlement price as described in New York Mercantile Exchange Rulebook Chapter 6 Section 6.51(a) adjusted by a calculated rolling three-year locational basis derived from actual company purchases of fleet fuel within a particular fleet fueling location.

Notes to Financial Statements

Connecticut Natural Gas Corporation

Instruments measured at fair value on a recurring basis using significant unobservable inputs

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Derivatives, Net
	Successor		Predecessor
	Period November 17, to December 31, 2010	Period January 1, to November 16, 2010	Year Ended December 31, 2009
(Thousands)
Beginning balance	$(17)	$287	$5
Total gains (losses) (realized/unrealized)
Included in earnings	1	(8)	224
Included in other comprehensive income	22	2,568	58
Transfers into Level 3	-	(2,864)	-
Ending balance	$6	$(17)	$287
Total gains (losses) for the period included in earnings attributable to the change in unrealized gains (losses) relating to assets still held at period end.	$6	$(17)	$287

The amounts of realized and unrealized gains and losses included in earnings for the periods (above), which are reported in the various categories indicated are:

Other operating expense
(Thousands)
Total gains (losses) included in earnings for Successor period November 17, to December 31, 2010	$1
Predecessor periods January 1, to November 16, 2010	$(8)
Year ended December 31, 2009	$224

Notes to Financial Statements

Connecticut Natural Gas Corporation

Note 9. Accumulated Other Comprehensive (Loss) Income

	Predecessor				Successor
	Balance January 1, 2009	2009 Change	Balance December 31, 2009	January 1 to November 16, 2010 Change	Balance November 17, 2010	November 17, to December 31, 2010 Change	Balance December 31, 2010
(Thousands)
Net unrealized holding (losses) gains on investments, net of income tax (expense) of $(285) for 2009	$(430)	$430>	->	->	->	->	->
Amortization of pension cost for nonqualified plans, net of income tax (expense) of $(287) for 2009, $(9) for the period ending November 16, 2010 and $(1) for period ending December 31, 2010	(847)	433>	$(414)	$12>	-	$5>	$5>
Unrealized gains on derivatives qualified as hedges, net of income tax (expense) of $(44) for 2009, $(85) for period ending November 16, 2010 and $(9) for period ending December 31, 2010		67>		129>		13>
Reclassification adjustment for losses included in net income, net of income tax (benefit) of $(89) for 2009, $101 for period ending November 16, 2010 and $.4 for period ending December 31, 2010		134>		(152)		(1)
Net unrealized gains (losses) on derivatives qualified as hedges (1)	(186)	201>	15>	(23)	-	12>	12>
Accumulated Other Comprehensive (Loss) Income	$(1,463)	$1,064>	$(399)	$(11)	-	$17>	$17>
(1) See Risk management in Note 1.

Notes to Financial Statements

Connecticut Natural Gas Corporation

Note 10. Retirement Benefits

We have funded noncontributory defined benefit pension plans that cover substantially all of our employees. The plans provide defined benefits based on years of service and final average salary. We also have a postretirement health care benefits plan covering substantially all of our employees. The health care plan is contributory with participants' contributions adjusted annually.

Obligations and funded status:
	Successor	Predecessor
Pension Benefits	Period November 17, to December 31, 2010	Period January 1, to November 16, 2010	Year Ended December 31, 2009
(Thousands)
Change in benefit obligation
Benefit obligation at beginning of period	$204,079	$186,802	$177,754
Service cost	336	3,106	3,162
Interest cost	850	9,891	10,781
Plan amendments	-	-	125
Actuarial (gain) loss	(9,596)	11,893	3,171
Benefits paid	(714)	(7,613)	(8,191)
Benefit obligation at end of period	$194,955	$204,079	$186,802
Change in plan assets
Fair value of plan assets at beginning of period	$123,804	$125,509	$111,169
Actual return on plan assets	11,493	3,408	22,531
Contributions	-	2,500	-
Benefits paid	(714)	(7,613)	(8,191)
Fair value of plan assets at end of period	$134,583	$123,804	$125,509
Funded status at end of period	$(60,372)	$(80,275)	$(61,293)

Notes to Financial Statements

Connecticut Natural Gas Corporation

	Successor	Predecessor
Postretirement Benefits	Period November 17, to December 31, 2010	Period January 1, to November 16, 2010	Year Ended December 31, 2009
(Thousands)
Change in benefit obligation
Benefit obligation at beginning of period	$27,823	$32,060	$30,953
Service cost	42	282	331
Interest cost	173	1,373	1,834
Plan participants’ contributions	353	1,063	1,403
Transfer due to sale of CNG	55	(1,098)	-
Actuarial (gain) loss	(654)	(2,597)	416
Benefits paid	(366)	(3,488)	(3,119)
Federal subsidy on benefits paid	-	228	242
Benefit obligation at end of period	$27,426	$27,823	$32,060
Change in plan assets
Fair value of plan assets at beginning of period	$9,948	$9,989	$8,712
Actual return on plan assets	(37)	792	450
Contributions	14	1,364	2,500
Plan participants’ contributions	353	1,063	1,403
Benefits paid	(366)	(3,488)	(3,076)
Federal subsidy on benefits paid	-	228	-
Fair value of plan assets at end of period	$9,912	$9,948	$9,989
Funded status at end of period	$(17,514)	$(17,875)	$(22,071)

Amounts recognized in the balance sheet	Pension Benefits		Postretirement Benefits
	Successor	Predecessor	Successor	Predecessor
December 31,	2010	2009	2010	2009
(Thousands)
Noncurrent liabilities	$(60,372)	$(61,293)	$(17,514)	$(22,071)

We have determined that we are allowed to defer as regulatory assets or regulatory liabilities items that would otherwise be recorded in accumulated other comprehensive income pursuant to the accounting requirements concerning defined benefit pension and other postretirement plans. Amounts recognized as regulatory assets or regulatory liabilities consist of:

	Pension Benefits		Postretirement Benefits
	Successor	Predecessor	Successor	Predecessor
December 31,	2010	2009	2010	2009
(Thousands)
Net (gain) loss	$(20,216)	$87,002	$(544)	$(750)
Prior service cost (credit)	-	$713	-	(177)

Our accumulated benefit obligation for defined benefit pension plans at December 31 was $183 million for 2010 and $172 million for 2009.

Our postretirement benefits were partially funded at December 31, 2010 and 2009.

Notes to Financial Statements

Connecticut Natural Gas Corporation

The projected benefit obligation and accumulated benefit obligation exceeded the fair value of pension plan assets as of December 31, 2010 and 2009. The following table shows the aggregate projected and accumulated benefit obligations and the fair value of plan assets for the underfunded pension plans.

	Successor	Predecessor
December 31	2010	2009
(Thousands)
Projected benefit obligation	$194,955	$186,802
Accumulated benefit obligation	$183,038	$171,895
Fair value of plan assets	$134,583	$125,509

Components of net periodic benefit cost and other amounts
recognized in regulatory assets and regulatory liabilities:

	Successor	Predecessor
Pension Benefits	Period November 17, to December 31, 2010	Period January 1, to November 16, 2010	Year Ended December 31, 2009
(Thousands)
Net periodic benefit cost
Service cost	$336	$3,106	$3,162
Interest cost	850	9,891	10,781
Expected return on plan assets	(874)	(11,478)	(12,883)
Amortization of prior service cost	-	193	180
Amortization of net loss	-	4,286	3,715
Net periodic benefit cost	$312	$5,998	$4,955
Other changes in plan assets and benefit obligations recognized in regulatory assets and regulatory liabilities
Net (gain) loss	$(20,216)	$19,964	$(6,477)
Amortization of net (loss)	-	(4,286)	(3,715)
Current year prior service cost	-	-	125
Amortization of prior service (cost)	-	(193)	(180)
Disposition of obligations due to sale	-	(15,485)	-
Total recognized in regulatory assets and regulatory liabilities	$(20,216)	-	$(10,247)
Total recognized in net periodic benefit cost and regulatory assets and regulatory liabilities	$(19,904)	$5,998	$(5,292)

Notes to Financial Statements

Connecticut Natural Gas Corporation

	Successor	Predecessor
Postretirement Benefits	Period November 17, to December 31, 2010	Period January 1, to November 16, 2010	Year Ended December 31, 2009
(Thousands)
Net periodic benefit cost
Service cost	$43	$282	$330
Interest cost	173	1,373	1,834
Expected return on plan assets	(73)	(512)	(421)
Amortization of prior service cost	-	(32)	73
Amortization of net loss (gain)	-	(180)	-
Net periodic benefit cost	$143	$931	$1,816
Other changes in plan assets and benefit obligations recognized in regulatory assets and regulatory liabilities
Net (gain) loss	$(544)	$(2,462)	$387
Amortization of net (loss) gain	-	32	-
Prior service cost	-	-	-
Amortization of prior service (cost)	-	180	(73)
Total recognized in regulatory assets and regulatory liabilities	$(544)	$(2,250)	$314
Total recognized in net periodic benefit cost and regulatory assets and regulatory liabilities	$(401)	$(1,319)	$2,130

We include the net periodic benefit cost in other operating expenses. The net periodic benefit cost for postretirement benefits represents the amount expensed for providing health care benefits to retirees and their eligible dependents. The amount of postretirement benefit cost deferred at December 31 was $8 million for 2010 and $9 million for 2009. We expect to recover any deferred postretirement costs by 2012. We are amortizing over 20 years the transition obligation for postretirement benefits that resulted from our adoption in 1992 of the accounting requirements concerning employers’ accounting for postretirement benefits other than pensions.

There are no amounts of net gains, losses or prior service costs that are expected to be amortized from regulatory assets or regulatory liabilities into net periodic costs for the fiscal year ending December 31, 2011.

We expect that no pension benefit or postretirement benefit plan assets will be returned to us during the fiscal year ending December 31, 2011.

Weighted-average assumptions used to determine benefit obligations at December 31,	Pension Benefits		Postretirement Benefits
	2010	2009	2010	2009
Discount rate	5.30%	5.80%	5.15%	5.80%
Rate of compensation increase	3.50%	4.00%	N/A	N/A

As of December 31, 2010, we decreased our discount rate from 5.80% to 5.30%. The discount rate is the rate at which the benefit obligations could presently be effectively settled. We determined the discount rate by developing a yield curve derived from a portfolio of high grade noncallable bonds that closely matches the duration of the expected cash flows of our benefit obligations.

Notes to Financial Statements

Connecticut Natural Gas Corporation

Weighted-average assumptions used to determine net periodic benefit cost for year ended December 31,	Pension Benefits		Postretirement Benefits
	2010	2009	2010	2009
Discount rate	5.80%	6.10%	5.80%	6.10%
Expected return on plan assets	8.75%	8.75%	-	-
Expected long-term return on plan assets - nontaxable trust	-	-	5.89%	6.00%
Expected long-term return on plan assets - taxable trust	-	-	-	6.00%
Rate of compensation increase	4.00%	4.00%	N/A	N/A

We developed our expected long-term rate of return on plan assets assumption based on a review of long-term historical returns for the major asset classes, the target asset allocations and the effect of rebalancing of plan assets discussed below. That analysis considered current capital market conditions and projected conditions. We amortize unrecognized actuarial gains and losses using the standard amortization methodology, under which amounts in excess of 10% of the greater of the projected benefit obligation or market-related value are amortized over the plan participants’ average remaining service to retirement.

Assumed health care cost trend rates to determine benefit obligations at December 31	2010	2009
Health care cost trend rate assumed for next year	7.8%	8.0%
Rate to which cost trend rate is assumed to decline (the ultimate trend rate)	4.5%	4.5%
Year that the rate reaches the ultimate trend rate	2028	2028

Assumed health care cost trend rates have a significant effect on the amount reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1% Increase	1% Decrease
(Thousands)
Effect on total of service and interest cost	$4	$(3)
Effect on postretirement benefit obligation	$394	$(327)

Plan assets: The CNG Pension Plan assets were transferred as part of the acquisition on November 16, 2010. UIL Holdings is responsible for the oversight and management of these assets and has engaged BNY Mellon as the trustee and investment manager to assist in areas of asset allocation and rebalancing, portfolio strategy implementation, and performance monitoring and evaluation. Target allocations are currently being developed for the long-term. In the interim, the assets have been invested in index funds which are approximately 50% equities and 50% fixed income instruments. The governance process is similar to that of the UIL Holdings Pension Plan assets, including oversight by the Retirement Benefits Plans Investment Committee of the Board of Directors in conjunction with management.

Funding policy for the CNG Plan is being developed, but is expected to be similar to the UIL Holdings policy. Asset values as of December 31, 2010 were approximately $135 million.  UIL Holdings did not make any contributions to the Gas Company Plans for the post acquisition period in 2010 and has a minimum funding requirement for 2011 currently estimated at $5 million. Depending upon final actuarial calculations, the 2011 contribution may ultimately range between $12 million and $15 million.

Notes to Financial Statements

Connecticut Natural Gas Corporation

The CNG OPEB Plans are funded through a combination of 401(h) accounts and Voluntary Employee Benefit Association Trust (VEBA) accounts. UIL Holdings did not make any contributions to the Plan for the post acquisition period in 2010, nor does it currently plan to make a contribution in 2011.

For 2009, our pension benefits plan assets were held in Iberdrola USA’s master trust providing for a single trustee/custodian, a uniform investment manager lineup, and an efficient, cost-effective means of allocating expenses and investment performance to each plan under the master trust. Iberdrola USA’s primary investment objective is to ensure that current and future benefits obligations are adequately funded and with volatility commensurate with its tolerance for risk. Preservation of capital and achievement of sufficient total return to fund accrued and future benefits obligations are of highest concern. Iberdrola USA’s primary means for achieving capital preservation is through diversification of the trust’s investments while avoiding significant concentrations of risk in any one area of the securities markets. Within each asset group, further diversification is achieved through utilizing multiple asset managers and systematic allocation to various asset classes; providing broad exposure to different segments of the equity, fixed-income and alternative investment markets.

Iberdrola USA’s asset allocation policy is the most important consideration in achieving its objective of superior investment returns while minimizing risk. Iberdrola USA has established a target asset allocation policy within allowable ranges for its pension benefits plan assets of 58% equity securities, 27% fixed income and 15% for all other types of investments. The target allocations within allowable ranges are further diversified into 30% large cap domestic equities, 10% medium and small cap domestic equities and 18% international equity securities. Fixed income investment targets and ranges are segregated into core fixed income at 5%, long dated corporate securities 6%, annuity contracts 13% and high yield fixed income 3%. All fixed income investments are in domestic securities. Other, alternative investment targets are 5% each for real estate, absolute return and strategic markets. Systematic rebalancing within the target ranges, should any asset categories drift outside their specified ranges, increases the probability that the annualized return on the investments will be enhanced, while realizing lower overall risk.

Notes to Financial Statements

Connecticut Natural Gas Corporation

The fair values of the pension benefits plan assets at December 31, 2010 and 2009, by asset category  are shown in the following table.

		Fair Value Measurements at December 31, Using
Asset Category	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
(Thousands)
Successor 2010
Mutual funds	$134,583	$134,583	-	-
Total	$134,583	$134,583	-	-
Predecessor 2009
Cash and cash equivalents	$2,130	$52	$2,078	-
U.S. government securities	2,763	2,763	-	-
Common stocks	55,706	55,549	157	-
Registered investment companies	6,636	6,636	-	-
Corporate bonds	20,284	-	20,284	-
Preferred stocks	385	385	-	-
Common/collective trusts	19,948	-	3,484	$16,464
Partnership/joint venture interests	5,194	-	-	5,194
Real estate investments	2,262	-	-	2,262
Other investments, principally annuity and fixed income	10,201	1,158	1,741	7,302
Total	$125,509	$66,543	$27,744	$31,222

Valuation techniques: Iberdrola USA values its pension benefits plan assets as follows:
•
Cash and cash equivalents – Level 1: at cost, plus accrued interest, which approximates fair value. Level 2: proprietary cash associated with other investments, based on yields currently available on comparable securities of issuers with similar credit ratings.

•	U.S. government securities, Common stocks and Registered investment companies - at the closing price reported in the active market in which the security is traded.
•	Corporate bonds – based on yields currently available on comparable securities of issuers with similar credit ratings.
•	Preferred stocks – at the closing price reported in the active market in which the individual investment is traded.
•
Common/collective trusts and Partnership/joint ventures – using the Net Asset Value (NAV) provided by the administrator of the fund. The NAV is based on the value of the underlying assets owned by the fund, minus its liabilities, and then divided by the number of shares outstanding. The NAV is classified as Level 2 if the plan has the ability to redeem the investment with the investee at NAV per share at the measurement date. Redemption restrictions or adjustments to NAV based on unobservable inputs result in the fair value measurement being classified as a Level 3 measurement if those inputs are significant to the overall fair value measurement.

•
Real estate investments – based on a discounted cash flow approach that includes the projected future rental receipts, expenses and residual values because the highest and best use of the real estate from a market participant view is as rental property.

•	Other investments, principally annuity and fixed income - Level 1: at the closing price reported in the active market in which the individual investment is traded. Level 2: based on yields

Notes to Financial Statements

Connecticut Natural Gas Corporation

currently available on comparable securities of issuers with similar credit ratings. Level 3: when quoted prices are not available for identical or similar instruments, under a discounted cash flows approach that maximizes observable inputs such as current yields of similar instruments but includes adjustments for certain risks that may not be observable such as credit and liquidity risks.

UIL Holdings had no Level 3 assets at December 31, 2010.

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
(Thousands)	Corporate Bonds	Common/ Collective Trusts	Partner- ship/ Joint Venture Interests	Real Estate Invest- ments	Other Invest- ments	Total
Balance, December 31, 2008	$4	$15,864	$3,914	$2,151	$5,722	$27,655
Actual return on plan assets:
Relating to assets still held at the reporting date	-	118	118	-	-	236
Relating to assets sold during the year	-	5,187	179	(894)	-	4,472
Purchases, sales and settlements	(4)	(4,705)	983	1,005	1,580	(1,141)
Transfers into and/or out of Level 3	-	-	-	-	-	-
Balance, December 31, 2009	-	$16,464	$5,194	$2,262	$7,302	$31,222
Transfers into and/or out of Level 3	-	$(16,464)	$(5,194)	$(2,262)	$(7,302)	$(31,222)
Balance, December 31, 2010	-	-	-	-	-	-

The fair values of other postretirement benefits plan assets at December 31, 2010 and 2009, by asset category are shown in the following table.

		Fair Value Measurements at December 31, Using
Asset Category	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
(Thousands)
Successor 2010
Money market funds	$1,720	$1,720	-	-
Mutual funds, fixed	807	807	-	-
Mutual funds, equity	1,518	1,518	-	-
Total assets measured at fair value	4,045	$4,045	-	-
Whole life insurance contract	5,867
Total	$9,912

Predecessor 2009
Money market funds	$1,847	$1,847	-	-
Mutual funds, fixed	256	256	-	-
Mutual funds, equity	428	428	-	-
Other investments	1,622	912	$378	$332
Total assets measured at fair value	4,153	$3,443	$378	$332
Whole life insurance contract	5,836
Total	$9,989

Notes to Financial Statements

Connecticut Natural Gas Corporation

Valuation techniques: Iberdrola USA values its postretirement benefits plan assets as follows:
•	Money market funds and Mutual funds, fixed and equity – based upon quoted market prices, which represent the NAV of the shares held.
•	Other investments – these are primarily 401(h) investments that are an allocation of pension Master Trust investments.

The whole life insurance contract is presented at the contract value, which is not a fair value measurement.

Diversified equity securities did not include any UIL Holdings common stock at December 31, 2010, or Iberdrola common stock at December 31, 2009.

Cash Flows

Estimated future benefit payments: Our expected benefit payments and expected Medicare Prescription Drug, Improvement and Modernization Act of 2003 (Medicare Act) subsidy receipts, which reflect expected future service, as appropriate, are as follows:

	Pension Benefits	Postretirement Benefits	Medicare Act Subsidy Receipts
(Thousands)
2011	$8,753	$2,148	$275
2012	$9,415	$2,173	$296
2013	$9,953	$2,178	$315
2014	$10,470	$2,194	$330
2015	$10,895	$2,165	$344
2016 – 2020	$61,802	$10,038	$1,969

Note 11. Gas Distribution Rates

Utilities are entitled by Connecticut statute to charge rates that are sufficient to allow them an opportunity to cover their reasonable operating and capital costs, to attract needed capital and to maintain their financial integrity, while also protecting relevant public interests.

In 2008, the DPUC, as required by Connecticut statute, initiated an investigation after CNG reported earning more than one percentage point over its authorized ROE for the previous twelve month period in each of six consecutive months.  In August 2008, the DPUC issued a decision ordering an interim rate decrease for CNG of approximately $15.5 million, or 3.28%, effective August 6, 2008, compared to the rates previously set in the CNG 2006 rate case, and ordered CNG to file a rate case. In January 2009, CNG filed for a rate increase of $16.4 million or approximately 4.4%. The DPUC’s July 2009 decision in the CNG rate proceeding ordered a 4.2% rate decrease, or approximately $16.2 million, compared to the rates set in the 2006 rate case, and reduced CNG’s authorized ROE to 9.31%. CNG appealed the DPUC order to the Connecticut superior court. Pursuant to Connecticut statute, CNG is entitled to collect through a surcharge the differential between the interim rate decrease and the rates finally set after full review. The 2009 DPUC decision ordered rates that were higher than the rates established in the interim rate decrease decision, and accordingly provided for CNG to collect a surcharge from customers. The rates established in the 2009 decision, and certain other orders, have been stayed by stipulation pending the resolution of the appeal. The stipulation stayed CNG’s collection of the surcharge and provides for the continuation of the interim rate decrease amount

Notes to Financial Statements

Connecticut Natural Gas Corporation

pending resolution of the appeal. CNG has been accruing the revenues associated with the surcharge for purposes of calculating its earnings. In April 2010, the Connecticut superior court ruled against CNG’s appeal. CNG appealed from the superior court’s dismissal, and that appeal is now pending at the Connecticut supreme court. The stay remains in effect.

CNG has purchased gas adjustment clauses approved by the DPUC, which enables us to pass the reasonably incurred cost of natural gas purchases through to customers. The clauses allow us to recover changes in the market price of purchased natural gas, substantially eliminating our exposure to natural gas price risk.

CNG satisfies its natural gas supply requirements through purchases from various producer/suppliers, withdrawals from natural gas storage capacity contracts and winter peaking supplies and resources. We operate diverse portfolios of natural gas supply, firm transportation, gas storage and peaking resources. We contract for such gas resources in our own name for regulatory and other reasons. Our actual incurred natural gas cost is passed through to customers through state regulated purchased gas adjustments mechanisms subject to regulatory review.

The majority of our natural gas supply purchased is acquired at market prices under seasonal, monthly or mid-term supply contracts and the remainder is acquired on the spot market. We diversify our sources of supply by amount purchased and location and collectively at any time acquire supplies from 10 or more producers of natural gas. We primarily acquire natural gas at various locations in the US Gulf of Mexico region, in the Appalachia region, in Canada and various other locations.

We acquire firm transportation capacity on interstate pipelines under long-term contracts and utilize that capacity to transport both natural gas supply purchased and natural gas withdrawn from storage to the local distribution system. Tennessee Gas Pipeline, Algonquin Gas Transmission and Iroquois Gas Transmission interconnect with our distribution system and the other pipelines provide indirect services upstream of the city gates.

The prices and terms and conditions of the firm transportation capacity long-term contracts are regulated by the FERC. Similar to the treatment of gas costs, the actual cost of such contracts is passed through to customers through state regulated purchased gas adjustment mechanisms which are subject to regulatory review. On November 30, 2010, the Tennessee Gas Pipeline Company (Tennessee) filed a FERC rate case proposing significant rate increases across their entire system which runs from south Texas through New England. On December 29, 2010, the FERC issued an order setting the Tennessee rate proceeding for hearing and suspended the proposed rate increase until June 1, 2011, at which time Tennessee has the right to place the rates into effect, subject to refund. The proposed increase would nearly double the fixed cost of reserving pipeline capacity but provide lower variable costs, resulting in a significant net cost increase. We will continue to oppose Tennessee’s proposal and address issues raised by actively participating in the Tennessee FERC proceedings in conjunction with other gas companies and interveners in the Northeastern United States.

We acquire firm underground natural gas storage capacity using long-term contracts and fill the storage facilities with gas in the summer for subsequent withdrawal in the winter. The storage facilities are located in Pennsylvania, New York, West Virginia and Michigan.

Winter peaking resources are attached to the local distribution system through which we own natural gas stored in a liquefied natural gas facility.

Notes to Financial Statements

Connecticut Natural Gas Corporation

On March 25, 2011, CNG, together with the Office of Consumer Counsel, filed a motion with the DPUC to reopen CNG rate cases for the purposes of reviewing and approving a settlement agreement. If approved, the settlement agreement would, among other things, resolve all pending issues with respect to the DPUC’s decisions in CNG’s rate cases

Note 12. Environmental

A property located on Columbus Boulevard in Hartford, CT is the former Operations Center and Corporate Headquarters of CNG. The property is also a former MGP site. Except for a portion of the property that houses and is owned by the Hartford Steam Company, known as 60 Columbus Boulevard, and certain other small non-contiguous portions of this site owned by either TEN Companies, Inc. or CNG, most of the original MGP site was taken by the state of Connecticut for the Adriaen’s Landing project. That portion was remediated by the state for the project and, as such, has provided insurance to the company against future risk to CNG associated with additional remediation expenses for that portion of the property that was taken for the Adriaen’s Landing project. CNG remains liable for that portion of the property owned or formerly owned by CNG that was not subject to the taking. Costs associated with the remediation of the site could be significant, but cannot be estimated at this time, and will be subject to a review by the DPUC as to whether those costs are recoverable in rates. UIL Holdings cannot presently estimate the costs of remediation or the likelihood of recoverability. As such, as of December 31, 2010, we have recorded no liability related to this claim.

Note 13. Acquisition

On November 16, 2010, UIL Holdings completed its acquisition (the Acquisition) from Iberdrola USA of CNG.  UIL Holdings accounted for the Acquisition in accordance with ASC 805 “Business Combinations”, whereby the purchase price paid was allocated to tangible assets acquired and liabilities assumed as well as goodwill based upon their fair values as of the closing date.  UIL Holdings has determined that the historical book value of the assets and liabilities of CNG approximates their fair value given the regulation they operate under in Connecticut/Massachusetts.  Additional adjustments to the values of assets and liabilities recognized in the Acquisition may occur as the allocation of the consideration transferred is finalized during 2011.  Under business combination accounting guidance, UIL Holdings has up to one year from the date of the Acquisition to finalize the allocation of consideration transferred.

UIL Holdings “pushed-down” goodwill associated with the Acquisition.  In addition, pre-acquisition retained earnings and accumulated other comprehensive income (loss) balances be “charged” to capital in excess of par value at the time of acquisition.  As a result, CNG recorded $115.1 million of goodwill. Goodwill is calculated as the excess of the purchase price over the net assets acquired and the contributing factors to the amount recorded include expected future cash flows, potential operational synergies, the utilization of technology and cost savings opportunities in the delivery of certain shared administrative and other services.

The estimated fair values of assets acquired and liabilities assumed are based upon the information that was available as of the acquisition date, which management believes provides a reasonable basis for the estimated values.  Management is analyzing additional data necessary to finalize these fair values, which are subject to change.  While such changes could be significant, management does not expect them to be based upon the information provided to date.  The valuation, and thus the purchase price allocation, is expected to be completed as soon as practicable but no later than one year from the acquisition date.

Notes to Financial Statements

Connecticut Natural Gas Corporation

The allocated purchase price, the fair value of identifiable assets, and the resulting goodwill are shown in the table below (in millions):

Total identifiable net assets	$273.9
Goodwill	115.1
Total purchase price, net	$389.0

As a component of the Acquisition, UIL Holdings and Iberdrola USA have agreed to effect a tax election pursuant to Section 338 (h) (10) of the Internal Revenue Code (338 Election) with respect to the purchase of the stock of CTG. The 338 Election allows UIL Holdings to treat the transaction for tax purposes as if UIL Holdings was purchasing the assets of CTG rather that the stock of each corporation. As a result of the 338 Election, the assets of CTG have newly-established higher tax bases for tax depreciation purposes.